Exhibit 10.28

Kemper Corporation 2011 Omnibus Equity Plan
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
This PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (“Agreement”) is made as of this ______ day of ___________, ____ (“Grant Date”) between KEMPER CORPORATION, a Delaware corporation (the “Company”), and «name» (the “Award Holder”) for an Award of an aggregate of «shares» («shares») restricted stock units (the “RSUs”), each representing the right to receive one share of the Company’s common stock (“Common Stock”) on the terms and conditions set forth in this Agreement.
SIGNATURES
As of the date set forth above, the parties have accepted the terms of this Agreement by signing this Agreement by an electronic signature, and each party agrees that such signature shall not be denied legal effect, validity or enforceability solely because it was submitted or executed electronically.
KEMPER CORPORATION         AWARD HOLDER
By: «CEO Signature and Title»    By: «name»

RECITALS
A.    The Board of Directors of the Company has adopted the Kemper Corporation 2011 Omnibus Equity Plan (the “Plan”), including all amendments to date, to be administered by the Compensation Committee of the Company’s Board of Directors or any subcommittee thereof, or any other committee designated by the Board to administer the Plan (the “Committee”). Capitalized terms that are not defined herein shall be defined in accordance with the Plan.
B.    The Plan authorizes the Committee to grant to selected employees, directors and Third Party Service Providers of the Company or any Affiliate of the Company awards of various types, including restricted stock units providing the right to receive shares of Common Stock under specified terms and conditions.
C.    Pursuant to the Plan, the Committee has determined that it is in the best interest of the Company and its shareholders to grant the Award Holder an Award of restricted stock units under the terms and conditions specified in this Agreement as an inducement to remain in the service of the Company and an incentive for increased effort during such service.
NOW, THEREFORE, the parties hereto agree as follows:
1.    Grant. The Company grants the RSUs to the Award Holder, subject to the terms and conditions set forth in this Agreement. Except as otherwise set forth herein, the RSUs shall not entitle the Award Holder to any rights of a shareholder of Common Stock.
2.    Vesting and Forfeiture.
(a)    Restricted Period. The RSUs shall be restricted during a period (the “Restricted Period”) beginning on the Grant Date and expiring on the date(s) that they vest in accordance with Exhibit A (the “Vesting Date”), provided that the RSUs have not been forfeited pursuant to Section E of Exhibit A and: (i) the Award Holder is in Service (as hereafter defined) on the Vesting Date; or (ii) the Award Holder is Retirement Eligible (as hereafter defined) prior to the date the Award Holder terminates Service and the Award Holder has not, at any time prior to or on the Vesting Date, become an employee of a competitor of the Company or any of its Affiliates or otherwise engaged in any activity that is competitive with the Company or any of its Affiliates, as determined by the Company in its sole discretion. The RSUs will vest on the Vesting Date only to the extent provided in and in accordance with the provisions of Exhibit A.
(b)     Certain Definitions.
(i) “Service” means that the Award Holder is employed by, or a Third Party Service Provider or member of the board of directors of, the Company or an Affiliate.
(ii) “Retirement Eligible” means that the Award Holder has either attained age 60 and completed 10 years of Service as an Employee or attained age 65 and completed 5 years of Service as an Employee.
3.     Conversion of RSUs; Issuance of Common Stock. Except as otherwise provided in Section 8, the Company shall cause one share of Common Stock to be issued, within the time period provided below, for each RSU that is vesting upon the applicable Vesting Date.
Any issuance of Common Stock shall be subject to applicable tax withholding obligations as described in Section 6 and shall be in book-entry form, registered in the Award Holder’s name (or in the name of the Award Holder’s Representative, as the case may be), in payment of whole RSUs. Except as otherwise provided in Section 8, in no event shall the date that Common Stock is issued to the Award Holder (“Settlement Date”) occur later than the first to occur of (a) March 15th following the calendar year in which the Vesting Date occurred, or (b) ninety (90) days following the applicable Vesting Date.
4.     Dividend Equivalents. If a cash dividend is declared and paid by the Company with respect to the Common Stock during the Restricted Period, the Award Holder shall be entitled to receive a cash payment equal to the total cash dividend the Award Holder would have received had the RSUs been actual shares of Common Stock, subject to applicable tax withholding obligations as described in Section 6. The cash payment shall be made on the date that the dividends are payable to holders of Common Stock (the “Dividend Payment Date”).  The rules of Treas. Reg. § 1.409A-3(d) shall be applied in determining whether a cash payment is made on the Dividend Payment Date.
5.    Fair Market Value of Common Stock. The fair market value (“Fair Market Value”) of a share of Common Stock shall be determined for purposes of this Agreement by reference to the closing price of a share of Common Stock as reported by the New York Stock Exchange (or such other exchange on which the shares of Common Stock are primarily traded) for the Grant Date or Vesting Date, as applicable, or if no prices are reported for that day, the last preceding day on which such prices are reported (or, if for any reason no such price is available, in such other manner as the Committee in its sole discretion may deem appropriate to reflect the fair market value thereof).
6.    Withholding of Taxes. The Award Holder acknowledges that the conversion of the RSUs to Common Stock upon the Vesting Date will result in the Award Holder being subject to income taxes and payroll taxes, to the extent that payroll taxes have not previously become due. The Company will deduct from the number of RSUs that are scheduled to vest on the Vesting Date(s) whole shares of Common Stock having a Fair Market Value equal to the amount determined by the Company to satisfy any applicable minimum statutory withholding or other tax obligations that may arise upon such vesting, and the Award Holder shall remit to the Company in cash any and all applicable withholding taxes that exceed the amount available to the Company using whole shares.
The Company shall withhold from any dividend equivalents paid during the Restricted Period only the amounts the Company is required to withhold to satisfy any applicable tax withholding requirements with respect to such dividend equivalents based on minimum statutory withholding rates for federal and state tax purposes, including any payroll taxes.
7.    Section 409A. The Company intends that the Award hereunder shall either be exempt from the application of, or compliant with, the requirements of Section 409A and this Award Agreement shall be interpreted and administered in accordance with such intent. In no event shall the Company and/or its Affiliates be liable for any tax, interest or penalties that may be imposed on the Award Holder (or the Award Holder’s estate) under Section 409A.
8.    Shares to be Issued in Compliance with Federal Securities Laws and Other Rules. No shares of Common Stock issuable in settlement of the RSUs shall be issued and delivered unless and until there shall have been full compliance with all applicable requirements of the Securities Act of 1933, as amended (whether by registration or satisfaction of exemption conditions), all applicable listing requirements of the New York Stock Exchange (or such other exchange(s) or market(s) on which shares of the same class are then listed) and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery. The Company shall use its best efforts and take all necessary or appropriate actions to assure that such full compliance on the part of the Company is made. By signing this Agreement, the Award Holder represents and warrants that none of the shares to be acquired in settlement of the RSUs will be acquired with a view towards any sale, transfer or distribution of said shares in violation of the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder, or any applicable “blue sky” laws, and that the Award Holder hereby agrees to indemnify the Company in the event of any violation by the Award Holder of such Act, rules, regulations or laws. The Company will use its best efforts to complete all actions necessary for such compliance so that settlement can occur within the period specified in Section 3; provided that if the Company reasonably anticipates that settlement within such period will cause a violation of applicable law, settlement may be delayed provided that settlement occurs at the earliest date at which the Company reasonably anticipates that such settlement will not cause a violation of applicable law, all in accordance with Treas. Reg. § 1.409A-2(b)(7)(ii).
9.    No Assignment or Other Transfer. During the Restricted Period, neither this Agreement, the RSU nor any rights and privileges granted hereby may be transferred, assigned, pledged or hypothecated in any way, whether by operation of the law or otherwise, except by will or the laws of descent and distribution. Without limiting the generality of the preceding sentence, no rights or privileges granted hereby may be assigned or otherwise transferred during the Restricted Period to the spouse or former spouse of the Award Holder pursuant to any divorce proceedings, settlement or judgment. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Agreement, the RSUs or any other rights or privileges granted hereby contrary to the provisions hereof shall be null and void and of no force or effect.
10.    Certain Adjustments. The provisions of Sections 4.4 and 19.2 of the Plan relating to certain adjustments in the case of stock splits, reorganizations, equity restructurings and similar matters described therein are hereby incorporated in and made a part of this Agreement. Any such adjustments shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of Common Stock shall be issued under the Plan on any such adjustment.
11.    Participation by Award Holder in Other Company Plans. Nothing herein contained shall affect the right of the Award Holder to participate in and receive benefits under and in accordance with the then current provisions of any retirement plan or employee welfare benefit plan or program of the Company or of any Affiliate of the Company, subject in each case, to the terms and conditions of any such plan or program.
12.    Not an Employment or Service Contract. Nothing herein contained shall be construed as an agreement by the Company or any of its Affiliates, expressed or implied, to employ or contract for the services of the Award Holder, to restrict the right of the Company or any of its Affiliates to discharge the Award Holder or cease contracting for the Award Holder’s services or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services which may exist between the Award Holder and the Company or any of its Affiliates.
13.    Agreement Subject to the Plan. The RSUs hereby granted are subject to, and the Company and the Award Holder agree to be bound by, all of the terms and conditions of the Plan, as the same may be amended from time to time hereafter in accordance with the terms thereof, but no such amendment shall adversely affect the Award Holder’s rights under this Agreement without his or her prior written consent. To the extent that the terms or conditions of this Agreement conflict with the terms or conditions of the Plan, the Plan shall govern.
14.    Arbitration. Notwithstanding the terms of any other agreement in effect between the parties, all disputes related to this Agreement or any RSUs granted hereunder shall be submitted to final and binding arbitration with the American Arbitration Association (“AAA”) pursuant to the AAA Employment Arbitration Rules and Mediation Procedures (“AAA Rules”) as amended from time to time. A copy of the AAA Rules is available to the Award Holder upon written request to the Company’s Director of Human Resources at One East Wacker Drive, Chicago, Illinois 60601 (or such other address as the Company may specify from time to time), or may be obtained online at: www.adr.org.
To initiate arbitration, either party must file a Demand for Arbitration (“Demand”) in the manner described in the AAA Rules. After a Demand has been filed and served, either party may request that the dispute initially be mediated pursuant to the AAA Rules, in which event such dispute shall be mediated. If mediation does not fully resolve the dispute or if neither party requests mediation, then the matter will be subject to arbitration before a single arbitrator who shall have the power to award any types of legal or equitable relief (other than punitive damages) available in a court of competent jurisdiction, including, but not limited to, attorneys’ fees and costs, and all defenses that would be applicable in a court of competent jurisdiction shall be available. Unless provided otherwise in the arbitrator’s award, each party will pay its own attorneys’ fees and costs. To the extent required by law or the AAA Rules, all administrative costs of arbitration (including reimbursement of filing fees) and the fees of the arbitrator will be paid by the Company. The parties agree that no class action proceedings (or joinder or consolidation with claims of any other person) may be brought in connection with this Agreement without the written consent of both parties.
15.    Governing Law. This Agreement and any disputes hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without application of its conflicts of laws principles, and the Federal Arbitration Act.
16.    Miscellaneous. This Agreement, together with the Plan, is the entire agreement of the parties with respect to the RSUs granted hereby and may not be amended except in a writing signed by both the Company and the Award Holder. If any provision of this Agreement is deemed invalid, it shall be modified to the extent possible and minimally necessary to be enforceable, and, in any event, the remainder of this Agreement will be in full force and effect.
ADDITIONAL PROVISIONS APPLICABLE ONLY TO EXECUTIVE OFFICERS OF THE COMPANY:
17.    Clawbacks. Notwithstanding the terms regarding vesting and forfeiture or any other provision set forth in this Agreement, including (but not limited to) Section 2 above, the rights, payments, and benefits with respect to this Award are subject to reduction, cancellation, forfeiture, or recoupment by the Company if and to the extent required by applicable law, regulation of the Securities and Exchange Commission, or rule or listing requirement of the New York Stock

Exchange (collectively “Applicable Requirements”) in connection with an accounting restatement or under such other circumstances as specified in the Applicable Requirements. Any action taken by the Company under this provision shall be made pursuant to the Committee’s determination, which shall be final, binding and conclusive.
18.    Stock Holding Period. The Award Holder agrees to hold the shares of Common Stock acquired upon the vesting of the RSUs for a minimum of twelve months following their Vesting Date. This holding period shall not apply to shares of Common Stock withheld by the Company to settle tax liabilities related to vesting, and as otherwise may be provided under the Company’s Stock Ownership Policy.

EXHIBIT A
Vesting Schedule for the Award Agreement
A. Definition of Terms:
“Additional Shares” means any shares of Common Stock to be issued to the Award Holder on the Vesting Date in the event that the Company’s Relative TSR Percentile Rank exceeds the Target Performance Level.
“Award Agreement” means the Performance-Based Restricted Stock Unit Award Agreement to which this Exhibit is a part, pursuant to which an award of performance-based RSUs has been granted.
“Company’s Relative TSR Percentile Rank” means the Company’s TSR Percentile Rank relative to the companies in the Peer Group as determined by the Committee for the Performance Period.
“Disability” means that the Award Holder either: (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and, with respect to an Award Holder who is an Employee, is receiving income replacement benefits for a period of not less than three months under an accident and health plan (e.g. a long term disability plan) covering Employees of the Company or Affiliate that employs the Award Holder; or (B) has been determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.
“Grant Date” is defined in the Award Agreement.
“Peer Group” means the peer group approved by the Committee which shall be the companies that comprised the S&P Supercomposite Insurance Index at the beginning of the Performance Period (other than the Company), adjusted as of the end of the Performance Period to remove any such companies which are no longer included in the S&P Supercomposite Insurance Index as of the last day of the Performance Period.
“Performance Period” means the three-year period ending on the December 31 immediately preceding the three-year anniversary of the Grant Date.
“Separation from Service” has the meaning ascribed to such term in Section 409A.
“Target Shares” means the number of shares of performance-based RSUs granted on the Grant Date pursuant to the Award Agreement.
“Target Performance Level” means the Company’s Relative TSR Percentile Rank at the 50th percentile.
“TSR” means Total Shareholder Return as determined by the Committee for the Performance Period.

“TSR Percentile Rank” means the percentile performance of the Company and each of the companies in the Peer Group based on the TSR for such company as determined by the Committee for the Performance Period.
“Vesting Date” means the three-year anniversary of the Grant Date, except as otherwise provided in subsections E(1), E(2) and E(3) below, but in no event shall the Vesting Date be later than the date on which the Award Holder’s RSUs are no longer subject to a substantial risk of forfeiture, as such term is defined for purposes of Section 409A.

B. Determination of Vesting Date Events:
As soon as practicable following the end of the Performance Period, the Committee will determine the Company’s Relative TSR Percentile Rank in accordance with the methodology described in the next section below. The Company’s Relative TSR Percentile Rank will determine the number of Target Shares that will vest or be forfeited on the Vesting Date, and the number of Additional Shares, if any, that will be issued to the Award Holder on the Vesting Date, as described below under “Vesting Determination.”
C. TSR Percentile Rank Calculation Methodology:
The Company’s Relative TSR Percentile Rank will be calculated in a two-step process. First, the TSR will be calculated for the Company and each company in the Peer Group. Then, the TSR Percentile Rank for the Company and each of the companies in the Peer Group will be determined. The TSR and the TSR Percentile Rank will be determined by the Committee in accordance with the formula and methods approved by the Committee, as described below.
Formula for Calculating TSR
For purposes of this Exhibit A to the Award Agreement, the TSR for the Company and each of the companies comprising the Peer Group will be calculated as follows:
Ending Stock Price – Beginning Stock Price + Dividends Reinvested on all Ex-Dividend Dates
Beginning Stock Price
Share Price Averaging Period
The beginning and ending stock prices in the above formula for TSR will be calculated using a trailing average approach (i.e., average of the closing stock prices for 20 consecutive trading days prior to the beginning and end of the Performance Period).
Reinvestment of Dividends and Other Adjustments
The above TSR formula assumes that dividends are paid and reinvested into additional shares of common stock on their ex-dividend dates. TSR will be adjusted for stock dividends, stock splits, spin-offs and other corporate changes having a similar effect.

Calculation of TSR Percentile Rank
The percentile performance for determining the TSR Percentile Rank will be measured using the Microsoft Excel function PERCENTRANK.
D. Vesting Determination:
Except as otherwise provided in Section E, the RSUs held by the Award Holder will vest, to the extent earned for the Performance Period, on the Vesting Date only if the Award Holder has not had a Separation from Service prior to such date. Once the Company’s Relative TSR Percentile Rank is determined by the Committee, the Company will confirm the number of Target Shares that will vest or be forfeited on the Vesting Date, and the number of Additional Shares, if any, that will be issued to the Award Holder on the Vesting Date consistent with the following provisions:

•
If the Company’s Relative TSR Percentile Rank is at the Target Performance Level, 100% of the Target Shares will vest on the Vesting Date. If the Company’s Relative TSR Percentile Rank is above the Target Performance Level, Additional Shares will also be issued to the Award Holder on the Vesting Date. If the Company’s Relative TSR Percentile Rank is less than the Target Performance Level, some or all of the Target Shares will be forfeited.

•
The number of the Target Shares that will vest on the Vesting Date, and the number of any Additional Shares that will be issued to the Award Holder on the Vesting Date, will be determined in accordance with the table set forth below. Any Target Shares that do not vest in accordance with the table will be forfeited on the Vesting Date.

If the Company’s Relative TSR Percentile Rank for the Performance Period falls between the percentile levels specified in the first column of the table, the number of Shares that will vest or be granted or forfeited on the Vesting Date shall equal the number corresponding to the percentage interpolated on a straight-line basis from the percentages specified in the second column of the table.

Company’s Relative TSR Percentile Rank	Total Shares to Vest (and/or to be Granted) on Vesting Date as Percentage of Target Shares
90th or Higher	200%
75th	150%
50th	100%
25th	50%
Below 25th	0%

E. Determination of Vesting in Case of Certain Terminations and Other Events:
Notwithstanding any contrary provisions of the Plan:

(1)    Retirement Eligible. (a) Except as otherwise provided in (1)(b) or another subsection of this Section E, if the Award Holder is Retirement Eligible but not in Service on the last day of the Performance Period (“Vesting Date”), all RSUs held by the Award Holder will vest on the Vesting Date, to the extent earned for the Performance Period, in an amount equal to the number of Target Shares that would vest in accordance with the provisions of Sections A – D above, if any, multiplied by a fraction, the numerator of which is the number of full months in the Performance Period during which the Award Holder was actively in Service, and the denominator of which is the total number of months in the Performance Period. A partial month worked shall be counted as a full month if the Award Holder was actively working for fifteen (15) days or more in that month. All RSUs that do not vest in accordance with this provision shall be forfeited.
(b) If, on or prior to the Vesting Date, as defined in (1)(a) above, the Award Holder is Retirement Eligible and either (i) becomes an employee of a competitor of the Company or any of its Affiliates or otherwise engages in any activity that is competitive with the Company or any of its Affiliates, as determined by the Company in its sole discretion, or (ii) the Award Holder’s Service is terminated for Substantial Cause, then any of the RSUs that are restricted on the date of such employment, activity or termination shall be forfeited to the Company.
(2)    Termination on Death or Disability. The Vesting Date shall be the date of the Award Holder’s death or Disability if the Award Holder dies or becomes Disabled prior to the three-year anniversary of the Grant Date: (i) while in Service; or (ii) after terminating Service if the Award Holder (A) was Retirement Eligible on the date of such termination of Service for a reason other than Substantial Cause, and (B) had not, at any time prior to the date of the Award Holder’s death or Disability, become an employee of a competitor of the Company or any of its Affiliates or otherwise engaged in any activity that is competitive with the Company or any of its Affiliates, as determined by the Company in its sole discretion. On such Vesting Date: (a) the Performance Period shall be deemed to have been completed; (b) a number of RSUs shall vest in an amount equal to the number of Target Shares multiplied by a fraction, the numerator of which is the number of full months in the Performance Period during which the Award Holder was actively in Service, and the denominator of which is the total number of months in the original Performance Period (a partial month worked shall be counted as a full month if the Award Holder was actively in Service for fifteen (15) days or more in that month); (c) no Additional Shares shall be issued to the Award Holder; and (d) all RSUs that do not vest in accordance with this provision shall be forfeited.
(3)    Termination on Divestiture. In the event that, prior to the three-year anniversary of the Grant Date, the Award Holder is no longer employed by the Company or an Affiliate upon and as result of the divestiture by the Company of its controlling interest in the Award Holder’s Employer, or other cessation of the Company’s control of such Employer, the Performance Period and vesting determination set forth in Sections A – D above shall be deemed revised as follows, provided that the Award Holder does not otherwise continue in Service with the Company or another Affiliate:

•	The Performance Period shall be deemed revised to end on the effective date of such divestiture or cessation of control (“Vesting Date”);

•	The Company’s Relative TSR Percentile Rank will be determined for such truncated Performance Period by the Committee in accordance with the methodology set forth above.

•	The Target Shares will vest or be forfeited on the Vesting Date in accordance with the table set forth below, but no Additional Shares will be issued to the Award Holder; and

•
If the Company’s Relative TSR Percentile Rank for the truncated Performance Period falls between the percentile levels specified in the first column of the table set forth below, the number of Target Shares that will vest on the Vesting Date shall equal the number corresponding to the percentage interpolated on a straight-line basis from the percentages specified in the second column of the table.

Company’s Relative TSR Percentile Rank	Total Shares to Vest on Vesting Date as Percentage of Target Shares
50th or Higher	100%
25th	50%
Below 25th	0%

(4)    Other Termination of Service. If the Award Holder ceases to be in Service (including, without limitation, by reason of a divestiture or cessation of control of an Affiliate), and is not Retirement Eligible, under circumstances other than those set forth in the foregoing subsections (1) – (3) of this Section E, all unvested RSUs held by the Award Holder shall be forfeited to the Company on the date of such cessation of Service, and no Additional Shares shall be issued to the Award Holder.
(5)    Leave of Absence. In the event that the Award Holder is on an approved Leave of Absence (other than a short-term disability leave) at the end of the Performance Period or takes such a leave of absence at any time during the Performance Period, then the RSUs will vest, forfeit or be granted, as applicable, to the extent earned for the Performance Period, in an amount equal to the number of Target Shares that would vest and the number of Additional Shares that would be issued in accordance with the provisions of Sections A – D above, if any, multiplied by a fraction, the numerator of which is the number of full months in the Performance Period during which the Award Holder was an active Employee not on such leave of absence and the denominator of which is the total number of months in the Performance Period.
(6)    Change of Control. This Award may be subject to termination or early vesting in connection with a Change in Control in accordance with the provisions of Section 18.3 of the Plan.

F. Interpretations Related to Calculations and Determinations Related to Performance:
(1)    Interpretations. The Company shall have the reasonable discretion to interpret or construe ambiguous, unclear or implied terms applicable to this Award Agreement, and to make any findings of fact necessary to make a calculation or determination hereunder.
(2)    Disagreements. A decision made in good faith by the Company shall govern and be binding in the event of any dispute regarding a method of calculation of performance or a determination of vesting or forfeiture in connection with this Award.
(3)    Method of Calculating Final Number of Vested or Forfeited Target Shares.
The following methods shall apply in determining the number of Target Shares that will vest or be forfeited on the Vesting Date pursuant to Section D above. As a general rule, the determination for performance that falls between Percentile Rank points in the table in Section D above would be interpolated on a straight-line basis, as stated in Section D.
Specifically, the formula to be used to calculate the final number of Target Shares that will vest or be forfeited is as follows:

•	For TSR performance between the 25th & 50th Percentile Ranks, the number of Target Shares that will vest as a % of the total number of Target Shares equals: 50% + [(Actual Percentile Rank - 25)/50]%

•	For TSR performance between the 50th & 75th Percentile Ranks, the number of Target Shares that will vest as a % of the total number of Target Shares equals: 100% + [(Actual Percentile Rank - 50)/50]%

•	For TSR performance between the 75th & 90th Percentile Ranks, the number of Target Shares that will vest as a % of the total number of Target Shares equals: 150% + [(Actual Percentile Rank - 75)/30]%
Note that since the interval between the 75th & 90th Percentile Rank is shorter (15 percentiles) compared to the other quadrants (25 percentiles), the vesting result for this particular quadrant would be higher compared to the other quadrants.
(4)    Rounding Conventions.

•	Regarding rounding of TSRs, percentages for each company in the Peer Group shall be computed to two decimal points, i.e., XX.XX%)

•
Regarding TSR Percentile Rank, the percentile rankings for each company in the Peer Group shall be rounded to the nearest percentage (e.g., 85% rather than 85.4166666%) before calculating the linearly interpolated payout, and the final payout percentage shall be rounded to the nearest percentage (e.g., 183% rather than 183.333333%).

•
Target Shares that will vest and any Additional Shares that will result from the application of the methods and formula set forth in the foregoing subsection F(3) and Section D above shall only be paid out in whole shares. Any fractional shares that would otherwise result from such application shall be rounded down to the nearest whole number of shares.